Exhibit 99.2
Abercrombie & Fitch
August 2006 Sales Release
Call Script
This is Tom Lennox, Vice President of Corporate Communications of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended August 26th, 2006.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended August 26th, 2006, were $351.3 million compared with $287.4 million last year, an increase of 22%. Comparable store sales for the four-week period increased 6% compared with the four-week period ended August 27, 2005. Year-to-date sales were $1.667 billion versus $1.406 billion last year, an increase of 19%. Comparable store sales increased 4% for the year-to-date period.
By brand, Abercrombie & Fitch comparable store sales increased 2%. Men’s comps decreased by a low single digit; women’s comps increased by a low single digit. In the men’s business, woven tops and fragrance were strongest and jeans were negative. In the women’s business, strength in knit tops and fleece offset negative comps in jeans; shorts were strong as well.
In the kids business, abercrombie, comparable store sales increased 7% versus last year. Boys comps increased by a high single digit. In boys, knits, wovens and graphic t-shirts performed well in tops, while in bottoms, shorts were strongest and pants were weakest. Girls comps increased by a mid single digit. Strong performance in fleece and knit tops offset negative comps in jeans. Girls accessories generated strong comps as well.
Hollister comparable store sales increased 9%. Dudes comps increased by a low single digit and bettys comps increased by low double digits. In dudes, woven tops and graphic t-shirts were strongest and jeans were negative. Dudes shorts were also strong for the month. In bettys, knit tops offset negative comps in jeans. Fleece was strong as well.
RUEHL comparable store sales increased 28%. Men’s and women’s comps increased by a similar percentage. In men’s, knit tops, graphic t-shirts and shorts performed best, while in women’s, fleece and knit tops were strongest.
We will announce September sales on Thursday, October 5th.
Thank you.

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